Exhibit 99.1

Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08 Bermuda
441-278-9250 441-278-9255 fax
PRESS RELEASE	CONTACT:
NASDAQ Symbol ACGL	Mark D. Lyons
For Immediate Release	Executive Vice President and
Chief Financial Officer

ARCH CAPITAL GROUP LTD. REPORTS 2015 FIRST QUARTER RESULTS

HAMILTON, BERMUDA, April 28, 2015 -- Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income available to Arch common shareholders for the 2015 first quarter was $277.9 million, or $2.16 per share, compared to $177.0 million, or $1.30 per share, for the 2014 first quarter. The Company also reported after-tax operating income available to Arch common shareholders of $149.8 million, or $1.17 per share, for the 2015 first quarter, compared to after-tax operating income available to Arch common shareholders of $164.4 million, or $1.20 per share, for the 2014 first quarter. The Company’s after-tax operating income available to Arch common shareholders represented an annualized return on average common equity of 10.2% for the 2015 first quarter, compared to 12.1% for the 2014 first quarter. The Company’s net income available to Arch common shareholders represented an annualized return on average common equity of 18.9% for the 2015 first quarter, compared to 13.0% for the 2014 first quarter. The Company’s book value per common share was $47.80 at March 31, 2015, a 4.9% increase from $45.58 per share at December 31, 2014 and a 15.1% increase from $41.52 per share at March 31, 2014.

After-tax operating income or loss available to Arch common shareholders, a non-GAAP measure, is defined as net income available to Arch common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. See ‘Comments on Regulation G’ for a further discussion of after-tax operating income or loss available to Arch common shareholders. All earnings per share amounts discussed in this release are on a diluted basis.

The following table summarizes the Company’s underwriting results, excluding amounts related to the ‘other’ segment (i.e., results of Watford Re). Although the Company owns approximately 11% of Watford Re’s common equity, it consolidates the results of Watford Re in its financial statements, pursuant to generally accepted accounting principles. All discussions of line items in this release exclude amounts related to the ‘other’ segment. For segment results reflecting the contribution of the ‘other’ segment, see pages 11 and 12 of the Company’s Financial Supplement dated March 31, 2015.

(U.S. dollars in thousands)	Three Months Ended March 31,
	2015	2014	% Change
Gross premiums written	$1,311,678	$1,295,136	1.3
Net premiums written	942,417	1,032,796	(8.8)
Net premiums earned	837,998	857,614	(2.3)
Underwriting income	114,703	133,578	(14.1)
Underwriting Ratios			% Point Change
Loss ratio	53.0%	50.7%	2.3
Acquisition expense ratio	17.0%	18.6%	(1.6)
Other operating expense ratio	17.5%	15.3%	2.2
Combined ratio	87.5%	84.6%	2.9

The following table summarizes, on an after-tax basis, the Company’s consolidated financial data, including a reconciliation of after-tax operating income available to Arch common shareholders to net income available to Arch common shareholders and related diluted per share results:

(U.S. dollars in thousands, except share data)	Three Months Ended
	March 31,
	2015	2014
After-tax operating income available to Arch common shareholders	$149,846	$164,404
Net realized gains, net of tax	61,934	18,273
Net impairment losses recognized in earnings, net of tax	(5,799)	(2,971)
Equity in net income of investment funds accounted for using the equity method, net of tax	5,532	3,164
Net foreign exchange gains (losses), net of tax	66,339	(5,854)
Net income available to Arch common shareholders	$277,852	$177,016

Diluted per common share results:
After-tax operating income available to Arch common shareholders	$1.17	$1.20
Net realized gains, net of tax	0.48	0.14
Net impairment losses recognized in earnings, net of tax	(0.05)	(0.02)
Equity in net income of investment funds accounted for using the equity method, net of tax	0.04	0.02
Net foreign exchange gains (losses), net of tax	0.52	(0.04)
Net income available to Arch common shareholders	$2.16	$1.30

Weighted average common shares and common share equivalents outstanding - diluted	128,451,054	136,562,717

The Company’s investment portfolio continues to be comprised primarily of high quality fixed income securities with an average credit quality of “AA/Aa2.” The average effective duration of the Company’s investment portfolio was 3.35 years at March 31, 2015, compared to 3.34 years at December 31, 2014. Including the effects of foreign exchange, total return on the Company’s investment portfolio was 1.11% for the 2015 first quarter, compared to 1.00% for the 2014 first quarter. Total return in the 2015 first quarter reflects favorable returns in equities, high yield and term loan investments, partially offset by the impact of the U.S. Dollar strengthening against the Euro, British Pound Sterling and other major currencies on non-U.S. Dollar denominated investments. Excluding the effects of foreign exchange, total return was 2.05% for the 2015 first quarter, compared to 1.02% for the 2014 first quarter.

Net investment income for the 2015 first quarter was $70.3 million, or $0.55 per share, compared to $67.0 million, or $0.49 per share, for the 2014 first quarter, reflecting a higher level of income recorded on certain fund investments, partially offset by a higher level of related investment expenses. Net investment income for the 2015 first quarter was lower than the $72.6 million, or $0.56 per share, for the 2014 fourth quarter. The difference was related to a lower level of income on fixed maturities due, in part, to changes in the mix of investments, changes in underlying assumptions on mortgage-backed securities and the impact of foreign exchange. The annualized pre-tax investment income yield was 2.09% for the 2015 first quarter, compared to 2.16% for the 2014 fourth quarter and 2.08% for the 2014 first quarter. Such yields reflect the effects of low prevailing interest rates available in the market and the Company’s investment strategy, which puts an emphasis on total return.

Cash flow provided by operating activities was $15.6 million for the 2015 first quarter, compared to $197.4 million for the 2014 first quarter. The lower level of operating cash flows in the 2015 first quarter reflected an increase in outflows related to claim payments, including amounts which are reimbursable from insureds, reinsurers and others, and increases in net outflows to Watford Re and other reinsurers. In addition, the 2015 first quarter reflected a higher level of outflows related to the Company’s mortgage operations.

On a pre-tax basis, net foreign exchange gains for the 2015 first quarter were $66.9 million, compared to net foreign exchange losses for the 2014 first quarter of $6.7 million. For both periods, such amounts were primarily unrealized and resulted from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. Changes in the value of available-for-sale investments held in foreign currencies due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the consolidated statements of income. The Company has not matched a portion of its projected liabilities in foreign currencies with investments in the same currencies and may not match such amounts in future periods, which could increase the Company’s exposure to foreign currency fluctuations and increase the volatility of the Company’s shareholders’ equity.

The Company’s effective tax rate on income before income taxes (based on the Company’s estimated annual effective tax rate) was 4.3% for the 2015 first quarter, compared to 2.0% for the 2014 first quarter. The Company’s effective tax rate on pre-tax operating income available to Arch shareholders was 3.9% for the 2015 first quarter, compared to 1.7% for the 2014 first quarter. The Company’s effective tax rate fluctuates from year to year consistent with the relative mix of income or loss reported by jurisdiction and the varying tax rates in each jurisdiction. The Company’s quarterly tax provision is adjusted to reflect changes in its estimated annual effective tax rate, if any.

During the 2015 first quarter, the Company repurchased 2.7 million common shares for an aggregate purchase price of $162.9 million under its share repurchase program. Since the inception of the share repurchase program through March 31, 2015, ACGL has repurchased 120.9 million common shares for an aggregate purchase price of $3.40 billion. At March 31, 2015, $724.2 million of repurchases were available under the share repurchase program.

At March 31, 2015, total capital available to Arch of $7.19 billion consisted of $800.0 million of senior notes, representing 11.1% of the total, $100.0 million of revolving credit agreement borrowings due in June 2019, representing 1.4% of the total, $325.0 million of preferred shares, representing 4.5% of the total, and common shareholders’ equity of $5.96 billion, representing 83.0% of the total. At December 31, 2014, total capital available to Arch of $7.03 billion consisted of $800.0 million of senior notes, representing 11.4% of the total, $100.0 million of revolving credit agreement borrowings, representing 1.4% of the total, $325.0 million of preferred shares, representing 4.6% of the total, and common shareholders’ equity of $5.81 billion, representing 82.6% of the total.

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on April 29, 2015. A live webcast of this call will be available via the Investors section of the Company’s website at
http://www.archcapgroup.com. A telephone replay of the conference call also will be available beginning on April 29, 2015 at 3:00 p.m. Eastern Time until May 6, 2015 at midnight Eastern Time. To access the replay, domestic callers should dial 888-286-8010 (passcode 38733037), and international callers should dial 617-801-6888 (passcode 38733037).

Please refer to the Company’s Financial Supplement dated March 31, 2015, which is available via the Investors section of the Company’s website at http://www.archcapgroup.com. The Financial Supplement provides additional detail regarding the financial performance of the Company. From time to time, the Company posts additional financial information and presentations to its website, including information with respect to its subsidiaries. Investors and other recipients of this information are encouraged to check the Company’s website regularly for additional information regarding the Company.

Arch Capital Group Ltd., a Bermuda-based company with approximately $7.19 billion in capital at March 31, 2015, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Supplemental Information

Book Value Per Common Share

(U.S. dollars in thousands, except share data)	March 31, 2015	December 31, 2014
Calculation of book value per common share:
Total shareholders’ equity available to Arch	$6,288,702	$6,130,053
Less preferred shareholders’ equity	325,000	325,000
Common shareholders’ equity available to Arch	5,963,702	5,805,053
Common shares outstanding, net of treasury shares (1)	124,760,841	127,367,934
Book value per common share	$47.80	$45.58

(1)	Excludes the effects of 7,736,178 and 7,804,033 stock options and 440,848 and 447,073 restricted stock units outstanding at March 31, 2015 and December 31, 2014, respectively.

Investment Information

(U.S. dollars in thousands, except share data)	Three Months Ended
	March 31,
	2015	2014
Components of net investment income (1):
Fixed maturities	$62,368	$62,449
Term loan investments (2)	4,275	5,669
Equity securities (dividends)	2,679	2,921
Short-term investments	195	405
Other (3)	12,737	4,718
Gross investment income	82,254	76,162
Investment expenses	(11,966)	(9,169)
Net investment income	$70,288	$66,993
Per share	$0.55	$0.49

Investment income yield, at amortized cost (1) (4):
Pre-tax	2.09%	2.08%
After-tax	1.94%	1.94%
Total return (1) (5):
Including effects of foreign exchange	1.11%	1.00%
Excluding effects of foreign exchange	2.05%	1.02%

Cash flow from operations (1)	$15,599	$197,395

(1)	Excludes amounts related to the ‘other’ segment.

(2)	Included in “investments accounted for using the fair value option” on the Company’s balance sheet.

(3)	Includes income on other investments, funds held balances, cash balances and other.

(4)
Presented on an annualized basis and excluding the impact of investments for which returns are not included within investment income, such as investments accounted for using the equity method and certain equities.

(5)
Includes net investment income, equity in net income or loss of investment funds accounted for using the equity method, net realized gains and losses and the change in unrealized gains or losses generated by the Company’s investment portfolio. Total return is calculated on a pre-tax basis and before investment expenses.

Investment Information (continued)

(U.S. dollars in thousands)	March 31, 2015		December 31, 2014
	Amount	% of Total	Amount	% of Total

Investable assets (1) (2):
Fixed maturities available for sale, at fair value	$10,568,135	73.1	$10,750,770	73.6
Fixed maturities, at fair value (3)	348,689	2.4	377,053	2.6
Fixed maturities pledged under securities lending agreements, at fair value	112,790	0.8	50,802	0.3
Total fixed maturities	11,029,614	76.3	11,178,625	76.5
Short-term investments available for sale, at fair value	855,032	5.9	797,226	5.5
Cash	402,314	2.8	474,247	3.2
Equity securities available for sale, at fair value	687,713	4.8	658,182	4.5
Equity securities, at fair value (3)	907	—	—	—
Other investments available for sale, at fair value	329,677	2.3	296,224	2.0
Other investments, at fair value (3)	901,124	6.2	889,253	6.1
Investments accounted for using the equity method (4)	412,367	2.8	349,014	2.4
Securities transactions entered into but not settled at the balance sheet date	(162,136)	(1.1)	(32,802)	(0.2)
Total investable assets managed by the Company	$14,456,612	100.0	$14,609,969	100.0

Investment portfolio statistics (1):
Average effective duration (in years)	3.35		3.34
Average credit quality (Standard & Poor’s/Moody’s Investors Service)	AA/Aa2		AA/Aa2
Embedded book yield (before investment expenses)	2.21%		2.18%

(1)	Excludes amounts related to the ‘other’ segment.

(2)	This table excludes the collateral received and reinvested and includes the fixed maturities and short-term investments pledged under securities lending agreements, at fair value.

(3)
Represents investments which are carried at fair value under the fair value option and reflected as “investments accounted for using the fair value option” on the Company’s balance sheet. Changes in the carrying value of such investments are recorded in net realized gains or losses.

(4)
Changes in the carrying value of investment funds accounted for using the equity method are recorded as “equity in net income (loss) of investment funds accounted for using the equity method” rather than as an unrealized gain or loss component of accumulated other comprehensive income.

Selected Information on Losses and Loss Adjustment Expenses (1)

(U.S. dollars in thousands)	Three Months Ended
	March 31,
	2015	2014
Components of losses and loss adjustment expenses incurred
Paid losses and loss adjustment expenses	$432,634	$425,914
Change in unpaid losses and loss adjustment expenses	11,603	8,970
Total losses and loss adjustment expenses	$444,237	$434,884

Estimated net (favorable) adverse development in prior year loss reserves, net of related adjustments
Net impact on underwriting results:
Insurance	$(4,955)	$(10,417)
Reinsurance	(57,279)	(70,102)
Mortgage	(2,812)	(1,170)
Total	$(65,046)	$(81,689)
Impact on losses and loss adjustment expenses:
Insurance	$(8,754)	$(15,572)
Reinsurance	(58,011)	(70,399)
Mortgage	(2,615)	(1,134)
Total	$(69,380)	$(87,105)
Impact on acquisition expenses:
Insurance	$3,799	$5,155
Reinsurance	732	297
Mortgage	(197)	(36)
Total	$4,334	$5,416
Impact on combined ratio:
Insurance	(1.0)%	(2.2)%
Reinsurance	(20.5)%	(20.5)%
Mortgage	(5.6)%	(3.0)%
Total	(7.8)%	(9.5)%
Impact on loss ratio:
Insurance	(1.7)%	(3.3)%
Reinsurance	(20.7)%	(20.6)%
Mortgage	(5.2)%	(2.9)%
Total	(8.3)%	(10.2)%
Impact on acquisition expense ratio:
Insurance	0.7%	1.1%
Reinsurance	0.2%	0.1%
Mortgage	(0.4)%	(0.1)%
Total	0.5%	0.7%

Estimated net losses incurred from current accident year catastrophic events (2)
Insurance	$3,181	$2,614
Reinsurance	1,430	2,934
Total	$4,611	$5,548
Impact on combined ratio:
Insurance	0.6%	0.5%
Reinsurance	0.5%	0.9%
Total	0.6%	0.6%

(1)	Excludes amounts related to the ‘other’ segment.

(2)
Equals estimated losses from catastrophic events occurring in the current accident year, net of reinsurance and reinstatement premiums. Amounts shown for the insurance segment are for named catastrophic events only. Amounts shown for the reinsurance segment include (i) named events with over $5 million of losses incurred by its Bermuda and Europe operations and (ii) all catastrophe losses incurred by its U.S. operations. Amounts not applicable for the mortgage segment.

Segment Information

The following section provides analysis on the Company’s 2015 first quarter performance by operating segment. For additional details regarding the Company’s operating segments, please refer to the Company’s Financial Supplement dated March 31, 2015.

Insurance Segment

	Three Months Ended March 31,
(U.S. dollars in thousands)	2015	2014	% Change

Gross premiums written	$766,153	$730,646	4.9
Net premiums written	542,003	545,602	(0.7)
Net premiums earned	507,914	477,501	6.4
Underwriting income	27,248	33,155	(17.8)

Underwriting Ratios			% Point Change
Loss ratio	62.6%	60.1%	2.5
Acquisition expense ratio	14.8%	16.1%	(1.3)
Other operating expense ratio	17.3%	17.0%	0.3
Combined ratio	94.7%	93.2%	1.5

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of
reinsurance and reinstatement premiums	0.6%	0.5%	0.1
Net (favorable) adverse development in prior year loss
reserves, net of related adjustments	(1.0)%	(2.2)%	1.2
Combined ratio excluding such items	95.1%	94.9%	0.2

Gross premiums written by the insurance segment in the 2015 first quarter were 4.9% higher than in the 2014 first quarter while net premiums written were 0.7% lower than in the 2014 first quarter. The differential in gross versus net premiums written primarily reflects growth in alternative markets business which is subject to a high level of cessions to captives. Changes in foreign currency rates resulted in a decrease in net premiums written in the 2015 first quarter of approximately $9 million compared to the 2014 first quarter. The change in net premiums written primarily resulted from reductions in professional lines, energy and marine and program business, partially offset by growth in alternative markets and excess and surplus casualty business. The decrease in professional lines and energy and marine business was primarily due to a strategic reduction in exposure to international business while the lower level of program business reflected the termination of one account. The increase in alternative markets primarily reflected new accounts resulting from a renewal rights agreement entered into in the 2014 second quarter while growth in excess and surplus casualty primarily resulted from contract binding business. Net premiums earned by the insurance segment in the 2015 first quarter were 6.4% higher than in the 2014 first quarter, and reflect changes in net premiums written over the previous five quarters.

The 2015 first quarter loss ratio reflected 0.6 points of current year catastrophic activity, compared to 0.5 points in the 2014 first quarter. Estimated net favorable development in prior year loss reserves, before related adjustments, reduced the loss ratio by 1.7 points in the 2015 first quarter, compared to 3.3 points in the 2014 first quarter. The estimated net favorable development in the 2015 first quarter primarily resulted from better than expected claims emergence in short-tail business from more recent accident years.

The underwriting expense ratio was 32.1% in the 2015 first quarter, compared to 33.1% in the 2014 first quarter. The acquisition expense ratio was 14.8% in the 2015 first quarter, compared to 16.1% in the 2014 first quarter. The lower 2015 first quarter ratio primarily resulted from an increase in ceding commission rates. The operating expense ratio was 17.3% in the 2015 first quarter, compared to 17.0% in the 2014 first quarter, as a higher level of aggregate expenses was substantially offset by growth in net premiums earned.

Reinsurance Segment

	Three Months Ended March 31,
(U.S. dollars in thousands)	2015	2014	% Change

Gross premiums written	$485,112	$517,053	(6.2)
Net premiums written	348,543	443,926	(21.5)
Net premiums earned	279,717	341,348	(18.1)
Underwriting income	73,966	92,400	(20.0)

Underwriting Ratios			% Point Change
Loss ratio	40.2%	40.9%	(0.7)
Acquisition expense ratio	20.2%	21.5%	(1.3)
Other operating expense ratio	13.6%	10.6%	3.0
Combined ratio	74.0%	73.0%	1.0

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of
reinsurance and reinstatement premiums	0.5%	0.9%	(0.4)
Net (favorable) adverse development in prior year loss
reserves, net of related adjustments	(20.5)%	(20.5)%	—
Combined ratio excluding such items	94.0%	92.6%	1.4

Gross premiums written by the reinsurance segment in the 2015 first quarter were 6.2% lower than in the 2014 first quarter, while net premiums written were 21.5% lower than in the 2014 first quarter. The difference in gross versus net premiums written primarily reflects an increase in cessions to Watford Re in the 2015 first quarter compared to the 2014 first quarter. Changes in foreign currency rates resulted in a decrease in net premiums written in the 2015 first quarter of approximately $23 million compared to the 2014 first quarter. The lower level of net premiums written reflected decreases in other specialty, property catastrophe and casualty lines. The decrease in other specialty reflected non-renewals and share decreases in response to current market conditions. The lower level of property catastrophe business reflected non-renewals and share decreases in response to current market conditions and a higher usage of retrocessional coverage. The decrease in casualty premiums primarily resulted from cessions to Watford Re. Net premiums earned in the 2015 first quarter were 18.1% lower than in the 2014 first quarter, and primarily reflect changes in net premiums written over the previous five quarters, including the mix and type of business written.

The 2015 first quarter loss ratio reflected 0.6 points of current year catastrophic activity, compared to 1.0 points of catastrophic activity in the 2014 first quarter. Estimated net favorable development in prior year loss reserves, before related adjustments, reduced the loss ratio by 20.7 points in the 2015 first quarter, compared to 20.6 points in the 2014 first quarter. The estimated net favorable development in the 2015 first quarter primarily resulted from better than expected claims emergence in short-tail business from more recent underwriting years and in longer-tail business across all underwriting years.

The underwriting expense ratio was 33.8% in the 2015 first quarter, compared to 32.1% in the 2014 first quarter. The acquisition expense ratio for the 2015 first quarter was 20.2%, compared to 21.5% for the 2014 first quarter. The comparison of the acquisition expense ratios in each period is influenced by, among other things, the mix and type of business written and earned and the level of ceding commissions. The operating expense ratio for the 2015 first quarter was 13.6%, compared to 10.6% in the 2014 first quarter, primarily reflecting the lower level of net premiums earned.

Mortgage Segment

	Three Months Ended March 31,
(U.S. dollars in thousands)	2015	2014	% Change

Gross premiums written	$60,541	$47,907	26.4
Net premiums written	51,871	43,268	19.9
Net premiums earned	50,367	38,765	29.9
Underwriting income	13,489	8,023	68.1

Underwriting Ratios			% Point Change
Loss ratio	27.4%	21.9%	5.5
Acquisition expense ratio	20.7%	23.6%	(2.9)
Other operating expense ratio	40.4%	35.8%	4.6
Combined ratio	88.5%	81.3%	7.2

Net (favorable) adverse development in prior year loss
reserves, net of related adjustments	(5.6)%	(3.0)%	(2.6)
Combined ratio excluding prior year development	94.1%	84.3%	9.8

The mortgage segment includes the results of Arch Mortgage Insurance Company (“Arch MI U.S.”), a leading provider of mortgage insurance products and services to the U.S. marketplace, along with the Company’s other global mortgage insurance, reinsurance and risk-sharing products.

Gross premiums written by the mortgage segment in the 2015 first quarter were 26.4% higher than in the 2014 first quarter, while net premiums written were 19.9% higher than in the 2014 first quarter. Net premiums written in the 2015 first quarter included $27.9 million of business underwritten by Arch MI U.S., compared to $16.7 million in the 2014 first quarter. The 2015 first quarter amount reflected $23.7 million from credit union clients and $4.2 million from banks and other mortgage originators while the 2014 first quarter amount reflected two months of activity due to the acquisition of Arch MI U.S. effective January 30, 2014. Premiums written on reinsurance treaties covering U.S. and international mortgages were lower by $2.6 million compared to the 2014 first quarter.

Net premiums earned for the 2015 first quarter were 29.9% higher than in the 2014 first quarter, reflecting the contribution of Arch MI U.S. business and higher earnings from the mortgage segment’s quota share reinsurance business. Other underwriting income was $7.7 million for the 2015 first quarter, compared to $0.8 million for the 2014 first quarter. Such amounts were primarily related to risk-sharing products issued to government sponsored entities and mortgage lenders.

The loss ratio for the 2015 first quarter continues to reflect relatively low levels of reported delinquencies and a higher contribution from Arch MI U.S. while the underwriting expense ratio is expected to stay at an elevated level until Arch MI U.S. reaches scale. At March 31, 2015, the mortgage segment’s risk-in-force consisted of $5.73 billion from Arch MI U.S. and an additional $4.83 billion through the mortgage segment’s reinsurance and risk-sharing operations. Arch MI U.S. generated $1.81 billion of new insurance written (“NIW”) during the 2015 first quarter, of which approximately 50% was from credit union clients. For additional information on the mortgage segment, please refer to the Company’s Financial Supplement.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements. Forward-looking statements, for purposes of the PSLRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.

Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•	the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•	acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;

•
the Company’s ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;

•
general economic and market conditions (including inflation, interest rates, foreign currency exchange rates, prevailing credit terms and the depth and duration of a recession) and conditions specific to the reinsurance and insurance markets (including the length and magnitude of the current “soft” market) in which the Company operates;

•	competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•	developments in the world’s financial and capital markets and the Company’s access to such markets;

•	the Company’s ability to successfully enhance, integrate and maintain operating procedures (including information technology) to effectively support its current and new business;

•	the loss of key personnel;

•	the integration of businesses the Company has acquired or may acquire into its existing operations;

•
accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since relatively limited historical information has been reported to the Company through March 31, 2015;

•
greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;

•	severity and/or frequency of losses;

•	claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in its results of operations;

•	acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•	availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•	the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•	the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•	the Company’s investment performance, including legislative or regulatory developments that may adversely affect the fair value of the Company’s investments;

•
the impact of the continued weakness of the U.S., European countries and other key economies, projected budget deficits for the U.S., European countries and other governments and the consequences associated with possible additional downgrades of securities of the U.S., European countries and other governments by credit rating agencies, and the resulting effect on the value of securities in the Company’s investment portfolio as well as the uncertainty in the market generally;

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losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of its prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company’s periodic reports filed with the SEC;

•	changes in accounting principles or policies or in the Company’s application of such accounting principles or policies;

•	changes in the political environment of certain countries in which the Company operates, underwrites business or invests;

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statutory or regulatory developments, including as to tax policy matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers; and

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the other matters set forth under Item 1A “Risk Factors”, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company’s Annual Report on Form 10-K, as well as the other factors set forth in the Company’s other documents on file with the SEC, and management’s response to any of the aforementioned factors.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comment on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company. This presentation includes the use of after-tax operating income or loss available to Arch common shareholders, which is defined as net income available to Arch common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. The presentation of after-tax operating income or loss available to Arch common shareholders is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to net income available to Arch common shareholders (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

The Company believes that net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses, the recognition of the change in the carrying value of investments accounted for using the fair value option in net realized gains or losses, the recognition of net impairment losses, the recognition of equity in net income or loss of investment funds accounted for using the equity method and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic. In addition, net impairment losses recognized in earnings on the Company’s investments represent other-than-temporary declines in expected recovery values on securities without actual realization. The use of the equity method on certain of the Company’s investments in certain funds that invest in fixed maturity securities is driven by the ownership structure of such funds (either limited partnerships or limited liability companies). In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the fair value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities and the timing of the recognition of equity in net income or loss of investment funds accounted for using the equity method may differ from gains or losses in the future upon sale or maturity of such investments. Due to these reasons, the Company excludes net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses from the calculation of after-tax operating income or loss available to Arch common shareholders.

The Company believes that showing net income available to Arch common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to Arch common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.